Exhibit 10.5
NON-COMPETITION AGREEMENT
     THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made this 31st day of December, 2007 by and between Commerce Bank/North, a New Jersey chartered bank (other than CIS (as defined below), the “Seller” and, together with its parents, subsidiaries and affiliates, and their successors and assigns, “Commerce”), and George E. Norcross, III (the “Restricted Person”).
     WHEREAS, pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of the date of this Agreement, by and among Seller, Commerce Bancorp, Inc. (“Bancorp”), Commerce Insurance Services, Inc. (“CIS”) and General American Holdings, Inc. (“Buyer”), Buyer will acquire all of the outstanding capital stock of CIS; and
     WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement (the “Transaction”), certain individuals are required to enter into non-competition agreements with Seller, in which they will agree to not compete with Commerce’s current and future banking business and not solicit Commerce’s banking employees, representatives, agents, customers, vendors, joint venturers or licensors.
     NOW, THEREFORE, in consideration of the mutual covenants, promises and representations contained herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:
     1. Consideration. For the Restricted Person’s execution of this Agreement and the promises contained herein, (x) Bancorp shall pay to the Restricted Person the “Change in Control Payment” payable pursuant to that certain employment agreement with Bancorp, dated October 2, 2007, as amended as of the date hereof, and (y) Seller shall pay the Restricted Person $4,000,000 in a lump sum cash payment on the later of (i) Closing Date (as defined in the Stock Purchase Agreement) and (ii) January 2, 2008. The Restricted Person acknowledges and agrees that the foregoing payments represent adequate consideration for the Restricted Person’s entering into, and being bound by, this Agreement.
     2. Confidential Information. The Restricted Person agrees that the Restricted Person shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (any of the foregoing, a “Person”), any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to Commerce or its banking businesses (including, but not limited to, client lists, referral lists, employee lists, financial data, marketing programs and other specialized facts regarding customers of Commerce), which was obtained by the Restricted Person during the Restricted Person’s employment by Commerce (or any predecessor thereof). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Restricted Person; (B) becomes generally known to the public subsequent to disclosure to the Restricted Person through no act of the Restricted Person or any representative of the Restricted Person; or (C) the Restricted Person is required to disclose by applicable law, regulation or legal process (provided that the Restricted Person provides Commerce with reasonable prior notice of the contemplated disclosure and cooperates with Commerce at its expense in seeking a protective order or other appropriate protection of such information if requested by Commerce).
     3. Non-Competition. The Restricted Person agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), the Restricted Person will not, directly or indirectly, on his own behalf or for the benefit of any Person, establish, engage or participate in or otherwise perform work in or provide advice with respect to any business of Commerce (other than the business of CIS and any services performed by the Restricted Person pursuant to any marketing or similar agreement that may be entered into by and between Seller, Bancorp, or their affiliates and the Restricted Person for the benefit of any of Seller, Bancorp or their affiliates) in any geographic area in which Commerce now or in the future conducts its business. The foregoing shall not prohibit the Restricted Person from owning as a shareholder less than 5% of the outstanding voting stock of an issuer whose stock is publicly traded. For the avoidance of doubt, the provisions of this Section 3 shall not restrict the Restricted Person from performing services of any kind that customarily fall within the meaning of the term “insurance business.”
     4. Non-Solicitation. During the Restricted Period, the Restricted Person agrees that the Restricted Person shall not, directly or indirectly, on his own behalf or for the benefit of any Person, (A) solicit, aid or induce any employee, representative or agent of Commerce (other than any current or former employee, representative or agent of CIS, excluding for a period of twelve months after the Closing Date any personal lines of business employees whose employment was transferred from CIS to Seller prior to the Closing Date pursuant to the Stock Purchase Agreement) to leave such employment or retention or to accept employment with or render services to or with any other Person unaffiliated with Commerce or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other Person in interfering, with the relationship between Commerce and any of its active or prospective customers, vendors, joint venturers or licensors, including inducing any of the foregoing to leave an existing relationship with Commerce (other than any active customer, vendor, joint venturer or licensor of CIS as in existence as of the Closing Date).
     5. Reformation. If it is determined by a court of competent jurisdiction in any State that any restriction in Section 3 or 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that State, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that State. The Restricted Person acknowledges and agrees that it is the Restricted Person’s intention and the intention of Commerce that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought.
     6. Tolling. In the event of any violation of the provisions of Sections 3 or 4, the Restricted Person acknowledges and agrees that the Restricted Period will be extended by a period of time equal to the period of such violation, it being the intention that the running of the Restricted Period will be tolled during any period of such violation.

     7. Enforcement. The Restricted Person acknowledges and agrees that Commerce’s remedies at law for a breach or threatened breach of any of the provisions of Sections 3 or 4 hereof would be inadequate and that any such breach or threatened breach will cause irreparable injury to Commerce, and that money damages will not provide an adequate remedy to Commerce. In recognition of this fact, the Restricted Person agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Commerce, without necessity of posting any bond or providing independent evidence of irreparable injury, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     8. Acknowledgement. The Restricted Person acknowledges that the Restricted Person is fully aware of the restrictions that this Agreement places upon the Restricted Person’s future employment or contractual opportunities with someone other than Commerce and agrees that the restrictions in Sections 3 and 4 are necessary and reasonable for the protection of Commerce’s legitimate business interests. The Restricted Person also acknowledges that the scope, duration and geographic limitations contained in Sections 3 and 4 are necessary and reasonable given the nature of Commerce’s businesses and services, and the Restricted Person agrees not to challenge the necessity, reasonableness or enforceability of the covenants contained in Section 3 or 4 in the future.
     9. Severability. To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
     10. Jurisdiction and Governing Law. Jurisdiction over disputes with regard to this Agreement will be exclusively in the Superior Court, Chancery or Law Division, Camden County, New Jersey, or the United States District Court for the District of New Jersey, Camden Vicinage, and this Agreement will be construed, interpreted and enforced in accordance with and governed by the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.
     11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Commerce, its successors and assigns. The Restricted Person’s obligations under this Agreement shall not be assignable by the Restricted Person.
     12. Entire Agreement. This Agreement constitutes the entire agreement by the Seller and the Restricted Person with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Restricted Person and the Seller with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Restricted Person and the Seller.
     13. Third Party Beneficiaries. Each Person identified within the meaning of the term “Commerce” as defined above in this Agreement will be a third party beneficiary to this Agreement, with full rights to enforce this Agreement and the matters documented herein.

     14. Counterparts. This Agreement may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) with counterpart signature pages or in counterparts, each of which together constitute one and the same instrument.
[Next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMMERCE BANK/NORTH

/s/ Douglas J. Pauls Name: Douglas J. Pauls
Title: Chief Financial Officer

RESTRICTED PERSON

/s/ George E. Norcross, III

Name: George E. Norcross, III